Exhibit 99.1

Codorus Valley Bancorp, Inc. Reports Earnings and Declaration of Cash Dividend

FOR IMMEDIATE RELEASE -- York, Pennsylvania (October 17, 2011) -- Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, today announced net income available to common shareholders of $1,030,000 or $0.25 per share, basic and diluted, for the quarter ended September 30, 2011, compared to the $1,535,000 or $0.37 per share, basic and diluted, for the quarter ended September 30, 2010. For the first nine months of 2011, net income available to common shareholders was $3,922,000 or $0.95 per share, $0.94 diluted, compared to $4,381,000 or $1.07 per share, $1.07 diluted, for the same period of 2010.

The decrease in earnings for both periods was due primarily to an increase in the provision for loan losses. During September, the Corporation recorded losses on two commercial loan relationships which it disclosed in an SEC Form 8-K filed on October 3, 2011. The prolonged weakness in business and economic conditions, the high level of unemployment and the erosion of real estate values continue to adversely affect credit quality for the financial services industry. Also during the current period net income available to common shareholders was reduced by a one-time $379,000 transaction to remove unamortized discount on preferred stock caused by the redemption of said stock as described in the paragraph that follows.

On September 30, 2011, total assets were approximately $1,015,000,000 representing a $63,400,000 or 7 percent increase above September 30, 2010. Compared to one year ago, asset growth occurred primarily in the commercial loan portfolio and, to a lesser degree, the consumer loan and overnight investment portfolios. Asset growth was funded primarily by an increase in core deposits and, to a lesser degree, an $8 million addition to capital. During the current quarter the Corporation issued $25 million of preferred stock to the US Treasury (Treasury) under the Treasury’s Small Business Lending Fund Program (SBLF). Proceeds from the issuance were used in part to redeem $16.5 million of outstanding preferred stock issued in a prior period to the Treasury under its Capital Purchase Program (CPP/TARP), and to repurchase a related CPP common stock warrant for $527,000. The approximately $8 million of capital remaining from the SBLF transaction will be used primarily to support increased lending within our service area. Additional financial information, which is unaudited, is provided in the Financial Highlights section of this Earnings Release.

President and CEO Larry J. Miller commented, “Codorus Valley achieved a milestone during the current quarter by exceeding $1 billion in total assets. We’re excited about our growth, as well as the opening of our newest financial center in September, which is located in the rapidly growing Westminster area of Carroll County, Maryland. We’re also glad to have exchanged the CPP/TARP capital for the SBLF capital. The SBLF program provides an attractive opportunity to the Corporation to obtain Tier 1 capital, lower the preferred stock dividend rate and remove restrictions associated with the CPP.”

In other news, on October 11, 2011, Codorus Valley’s Board of Directors declared a regular quarterly cash dividend of $0.09 per common share, payable on or before November 8, 2011, to shareholders of record on October 25, 2011. Including the dividend that was just declared, cash dividends for 2011 will total $0.35 per share, representing an increase of $0.10 cents per share or 40 percent above 2010. The Board of Directors regularly reviews the dividend policy and can be expected to approve future changes to it as they deem necessary and appropriate.

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Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, a Codorus Valley Company, comprised currently of 18 financial centers located throughout York County, Pennsylvania and in Hunt Valley, Bel Air and Westminster, Maryland. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services. Additional information is available on the bank’s website at www.peoplesbanknet.com.

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Announcement. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Announcement, the Company is making forward-looking statements. Note that many factors could affect the future financial results of the corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Announcement. Those factors include, but are not limited to: credit risk, changes in market interest rates, competition, economic downturn or recession, and government regulation and supervision. The Company undertakes no obligation to update or revise any forward-looking statements. Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Earnings Release should be directed to the following:

Larry J. Miller

Vice-Chairman, President, and CEO

Codorus Valley Bancorp, Inc.

717-747-1500

888-846-1970

lmiller@peoplesbanknet.com

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Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Interest income	$11,738	$11,218	$33,908	$32,693
Interest expense	3,131	3,298	9,401	9,847
Net interest income	8,607	7,920	24,507	22,846
Provision for loan losses	1,905	560	3,130	1,910
Noninterest income	1,666	1,617	4,891	4,914
Gain on sale of loans held for sale	126	177	422	538
Gain (loss) on sale of securities	—	—	(25)	108
Noninterest expense	6,417	6,941	20,387	20,267
Income before income taxes	2,077	2,213	6,278	6,229
Provision for income taxes	390	433	1,208	1,113
Net income	1,687	1,780	5,070	5,116
Preferred stock dividends and discount accretion	657	245	1,148	735
Net income available to common shareholders	$1,030	$1,535	$3,922	$4,381
Basic earnings per common share	$0.25	$0.37	$0.95	$1.07
Diluted earnings per common share	$0.25	$0.37	$0.94	$1.07

Condensed Consolidated Statements of Financial Condition (Unaudited)

(in thousands of dollars)

	September 30 2011	December 31, 2010	September 30, 2010
Cash and short term investments	$46,574	$43,269	$25,575
Investment securities	233,261	226,603	240,820
Loans	689,951	645,839	646,166
Allowance for loan losses	(8,162)	(7,626)	(6,602)
Net loans	681,789	638,213	639,564
Premises and equipment, net	10,755	10,766	10,898
Other assets	42,597	38,481	34,724
Total assets	$1,014,976	$957,332	$951,581

Deposits	$857,748	$806,110	$795,131
Borrowed funds	58,865	68,805	69,401
Other liabilities	6,171	5,878	8,614
Shareholders’ equity	92,192	76,539	78,435
Total liabilities and shareholders' equity	$1,014,976	$957,332	$951,581

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Selected Financial Data (Unaudited)

	Quarterly					Year-to-Date
	2011	2011	2011	2010	2010	September 30,
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2011	2010
Earnings and Per Share Data (in thousands, except per share data)
Net income available to common shareholders	$1,030	$1,626	$1,266	$847	$1,535	$3,922	$4,381
Basic earnings per common share	$0.25	$0.39	$0.31	$0.21	$0.37	$0.95	$1.07
Diluted earnings per common share	$0.25	$0.39	$0.30	$0.21	$0.37	$0.94	$1.07
Cash dividends paid per common share	$0.09	$0.09	$0.08	$0.08	$0.08	$0.26	$0.17
Book value per common share	$16.11	$15.60	$14.81	$14.51	$15.08	$16.11	$15.08
Tangible book value per common share	$16.05	$15.53	$14.75	$14.44	$15.01	$16.05	$15.01
Average common shares outstanding	4,167	4,150	4,138	4,115	4,097	4,152	4,086
Average diluted common shares outstanding	4,206	4,208	4,184	4,128	4,106	4,197	4,090

Performance Ratios (%)
Return on average assets (4)	0.67	0.77	0.63	0.46	0.76	0.69	0.75
Return on average equity (4)	7.77	9.31	7.78	5.53	9.11	8.28	9.03
Return on average realized equity (1)(4)	8.26	9.75	8.03	5.85	9.70	8.67	9.49
Net interest margin (2)	3.79	3.76	3.66	3.69	3.75	3.74	3.74
Efficiency ratio (3)	59.05	66.99	70.12	74.41	68.10	65.23	68.26
Net overhead ratio (6)(4)	1.85	2.15	2.20	2.43	2.21	2.06	2.17

Asset Quality Ratios (%)
Net loan charge-offs to average loans (4)	1.23	0.03	0.28	0.03	0.20	0.53	0.51
Allowance for loan losses to total loans (5)	1.19	1.23	1.22	1.19	1.03	1.19	1.03
Nonperforming assets to total loans and foreclosed real estate	4.06	5.11	4.79	4.50	3.32	4.06	3.32

Capital Ratios (%)
Average equity to average assets	8.68	8.32	8.13	8.23	8.37	8.38	8.31
Tier 1 leverage capital ratio	9.63	9.03	8.95	8.81	8.98	9.63	8.98
Tier 1 risk-based capital ratio	13.28	12.18	12.56	12.51	12.46	13.28	12.46
Total risk-based capital ratio	14.41	13.35	13.72	13.64	13.45	14.41	13.45

(1)	excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities
(2)	net interest income (tax-equivalent) as a percentage of average interest earning assets
(3)	noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)
(4)	annualized for the quarterly periods presented
(5)	excludes loans held for sale
(6)	noninterest expense less noninterest income as a percentage of average assets

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